EXHIBIT 99.1

STATE STREET CORPORATION
1997 EQUITY INCENTIVE PLAN

Amended Through April 17, 2002

1.         PURPOSE

            The purpose of this Equity Incentive Plan (the "Plan") is to advance the interests of State Street Corporation (the "Company") and its subsidiaries by enhancing their ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries through ownership of shares of  the Company's common stock ("Stock").

             The Plan is intended to accomplish these goals by enabling the Company to grant Awards in the form of Options, Stock Appreciation Rights, Restricted Stock or Unrestricted Stock Awards, Deferred Stock Awards, Performance Awards, or Supplemental Grants, or combinations thereof, all as more fully described below.

2.         ADMINISTRATION

            Unless otherwise determined by the Board of Directors of the Company (the "Board"), the Plan will be administered by a committee of the Board designated for such purpose (the "Committee").  During such time as the Stock is registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as the Board may otherwise determine, the Committee shall consist of at least two members who are both "non-employee directors" within the meaning of Rule 16b-3 promulgated under the 1934 Act and "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code").  If the Committee includes members who are not non-employee directors or outside directors as so defined, it shall act and shall be deemed to have acted through a subcommittee consisting solely of its non-employee and outside director members.

            The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards to such eligible persons and at such time or times as it may choose;  (b) determine the size of each Award, including the number of shares of Stock subject to the Award;(c) determine the type or types of each Award; (d) determine the terms and conditions of each Award; (e) waive compliance by a holder of  an Award  with  any obligations to be performed by such holder under an Award and waive any terms or conditions of an Award; (f) amend or cancel an existing Award in whole or in part (and if an Award is canceled, grant another Award in its place on such terms and conditions as the Committee shall specify), except that the Committee may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (g) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants (as defined below), and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan; and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan.  Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties.   Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Section 7.3 or Section 8.6.

            The Committee may delegate to any officer or officers of the Corporation the authority to exercise the authority described at clauses (a) through (g) of the preceding paragraph with respect to any Award to a person who at the time of the Award is not and in the reasonable determination of the officer or officers exercising such authority with respect to such Award is not expected to be an executive officer of the Company or a person otherwise described in Section 162(m)(3) of the Code or the regulations thereunder.

3.         EFFECTIVE DATE AND TERM OF PLAN

            The Plan will become effective on the date on which it is approved by the stockholders of the Company.   Awards may be made prior to such stockholder approval if made subject thereto.   No Award may be granted under the Plan after December 18, 2006, but Awards previously granted may extend beyond that date.

4.         SHARES SUBJECT TO THE PLAN

            Subject to adjustment as provided in Section 8.6 below, the aggregate number of shares of Stock that may be delivered under the Plan will be 46,800,000.  If any Award requiring exercise by the Participant for delivery of Stock terminates without having been exercised in full, or if any Award payable in Stock or cash is satisfied in cash rather than Stock, the number of shares of Stock as to which such Award was not exercised or for which cash was substituted will be available for future grants.

            Subject to Section 8.6(a), the maximum number of shares of Stock as to which Options or Stock Appreciation Rights may be granted to any Participant in any one calendar year is 1,600,000, which limitation shall be construed and applied consistently with the rules under Section 162(m) of the Internal Revenue Code.  The maximum number of shares of Restricted Stock that may be delivered under the Plan shall not exceed 25% of the total number of shares authorized for issuance.

            Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury.  No fractional shares of Stock will be delivered under the Plan.

5.         ELIGIBILITY AND PARTICIPATION

            Each key employee of the Company or any of its subsidiaries (an "Employee") and each other person or entity (including without limitation non-Employee directors of the Company or a subsidiary of the Company) who, in the opinion of the Committee, is in a position to make a significant contribution to the success of the Company or its subsidiaries will be eligible to receive Awards under the Plan (each such Employee, person or entity receiving an Award,  "a  Participant").  A "subsidiary" for purposes of the Plan will be a corporation in which the

Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.  A "subsidiary" for purposes of the Plan will be a corporation or other entity whose employees would be treated as employees of a subsidiary of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.  Options intended to be "incentive stock options" as defined in Section 422(b) of the Code (any Option intended to qualify as an incentive stock option being hereinafter referred to as an "ISO") may be granted only to an individual who is, at the time of grant, an employee of the Company or of a corporation that would be treated as a subsidiary of the Company under Section 424(f) of the Code.

6.         TYPES OF AWARDS

             6.1        Options

             (a)         Nature of Options.  An Option is an Award giving the recipient the right on exercise thereof to purchase Stock.

             Both ISOs and options that are not ISOs may be granted under the Plan.  ISOs shall be awarded only to Employees.  An Option awarded under the Plan shall be a non-ISO unless it is expressly designated as an ISO at time of grant.

             (b)         Exercise Price.  The exercise price of an Option will be determined by the Committee subject to the following:

             (1)         The exercise price of an Option shall not be less than 100% of the fair market value of the Stock subject to the Option, determined as of the time the Option is granted.  In no event shall the exercise price of an option, once granted, be lowered through a repricing of the option.  For purposes of the preceding sentence, "repricing" shall include an amendment to the exercise price of an existing option or the cancellation of an option followed by a regrant at a lower exercise price, but shall not include an assumption or replacement described in Section 7.3(b) or an adjustment to the exercise price of an option described in the first sentence of Section 8.6(b).

             (2)         In no case may the exercise price paid for Stock which is part of an original issue of authorized Stock be less than the par value per share of the Stock.

             (c)         Duration of Options.  The latest date on which an Option may be exercised will be the tenth anniversary of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Committee at the time the Option was granted.

             (d)         Exercise of Options.  An Option will become exercisable at such time or times, and on such conditions, as the Committee may specify.  The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised.  Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with paragraph (e) below for the number of shares for which the Option is exercised.

            (e)         Payment for Stock.  Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (2) if so permitted by the Committee at or after the grant of the Option or by the instrument evidencing the Option, (i) through the delivery (including by attestation of ownership) of shares of Stock which have been outstanding for at least six months (unless the Committee approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iii) by any combination of the foregoing permissible forms of payment.

             6.2.       Stock Appreciation Rights.

             (a)         Nature of Stock Appreciation Rights.  A Stock Appreciation Right or SAR is an Award entitling the holder on exercise to receive an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Stock.  SARs may be based solely on appreciation in the fair market value of Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index.  The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Committee.

             (b)         Grant of Stock Appreciation Rights.  Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

             (1)         Rules Applicable to Tandem Awards.  When Stock Appreciation Rights are granted in tandem with Options, (a) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option; (b) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (c) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (d) the Stock Appreciation Right will be transferable only with the related Option.

             (2)         Exercise of Independent Stock Appreciation Rights.  A Stock Appreciation Right not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify.   The Committee may at any time accelerate the time at which all or any part of the Right may be exercised.

             Any exercise of a Stock Appreciation Right must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

            6.3.       Restricted and Unrestricted Stock.

            (a)         Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock in such amounts and upon such terms and conditions as the Committee shall determine subject to the restrictions described below.

            (b)         Restricted Stock Agreement.  The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award.  In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

            (c)         Transferability and Other Restrictions.   Except as otherwise provided in this Section 6.3, the shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period or periods established by the Committee and the satisfaction of any other conditions or restrictions established by the Committee (such period during which a share of Restricted Stock is subject to such restrictions and conditions is referred to as the "Restricted Period").

            Except as the Committee may otherwise determine under Section 7.1 or Section 7.2 below, if a Participant retires or suffers a Status Change (as defined at Section 7.2(a) below) for any reason during the Restricted Period, the Company may purchase the shares of Restricted Stock subject to such restrictions and conditions for the amount of cash paid by the Participant for such shares; provided, that if no cash was paid by the Participant such shares of Restricted Stock shall be automatically forfeited to the Company without consideration.

            During the Restricted Period with respect to any shares of Restricted Stock, the Company shall have the right to retain in the Company's possession the certificate or certificates representing such shares.

            (d)         Removal of Restrictions.  Except as otherwise provided in this Section 6.3, a share of Restricted Stock covered by a Restricted Stock grant shall become freely transferable by the Participant upon completion of the Restricted Period, including the passage of any applicable period of time and satisfaction of any conditions to vesting.  The Committee, in its sole discretion, shall have the right at any time to waive all or any part of the restrictions and conditions with regard to all or any part of the shares held by any Participant.

            (e)         Voting Rights, Dividends and Other Distributions.  During the Restricted Period, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such shares.  Except as the Committee shall otherwise determine, any other cash dividends and other distributions paid to Participants with respect to shares of Restricted Stock including any dividends and distributions paid in shares shall be subject to the same restrictions and conditions as the shares of Restricted Stock with respect to which they were paid.

            (f)          Unrestricted Stock.  The Committee may, in its sole discretion, sell to any Participant shares of Stock free of restrictions under the Plan for a price which is not less than the par value of the Stock.

            (g)         Notice of Section 83(b) Election.  Any Participant making an election under Section 83(b) of the Code with respect to Restricted Stock must provide a copy thereof to the Company within 10 days of filing such election with the Internal Revenue Service.

            (h)         Shares delivered under Senior Executive Annual Incentive Plan.  In the case of an award under the Company's Senior Executive Annual Incentive Plan which is payable in shares of Stock, the holder of such award shall be deemed a Participant hereunder and any such Shares shall be treated as having been sold to the Participant as Unrestricted Stock or Restricted Stock hereunder (or as Deferred Stock under Section 6.4, if delivery is deferred) for a price equal to the cash payment under the award in lieu of which the Stock is being delivered under the Award.

            6.4.       Deferred Stock.

            A Deferred Stock Award entitles the recipient to receive shares of Stock to be delivered in the future.   Delivery of the Stock will take place at such time or times, and on such conditions, as the Committee may specify.  The Committee may at any time accelerate the time at which delivery of all or any part of the Stock will take place.  At the time any Award described in this Section 6 is granted, the Committee may provide that, at the time Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant's right to future delivery of Deferred Stock.

            6.5.       Performance Awards; Performance Goals.

            (a)         Nature of Performance Awards.  A Performance Award entitles the recipient to receive, without payment, an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) subject to the attainment of performance goals.  Performance goals may be related to personal performance, corporate performance, departmental performance or any other category of performance established by the Committee.  The Committee will determine the performance goals, the period or periods during which performance is to be measured and all other terms and conditions applicable to the Award.

            (b)         Other Awards Subject to Performance Condition.   The Committee may, at the time any Award described in this Section 6 is granted, impose the condition (in addition to any conditions specified or authorized in this Section 6 or any other provision of the Plan) that performance goals be met prior to the Participant's realization of any vesting, payment or benefit under the Award.  Any such Award made subject to the achievement of performance goals (other than an Option or SAR granted with an exercise price not less than fair market value) shall be treated as a Performance Award for purposes of Section 6.5(c) below.  However, an Award under the Company's Senior Executive Annual Incentive Plan shall not be considered a Performance Award for purposes of this Plan.

            (c)         Limitations and Special Rules.  No more than an aggregate of 1,000,000 shares of Stock (or their equivalent fair market value in cash) may be delivered to any Participant under Performance Awards made from and after the effective date of the Plan and prior to December

19, 2006.  In the case of any Performance Award intended to qualify for the performance-based remuneration exception described at Section 162(m)(4)(C) of the Code and the regulations thereunder (an "exempt award"), the Committee shall in writing preestablish one or more specific, objectively determinable performance goal or goals (based solely on one or more qualified performance criteria) no later than ninety (90) days after the commencement of the period of service to which the performance relates (the "performance period") (or at such other time as is required to satisfy the conditions of section 162(m)(4)(C) of the Code and the regulations thereunder).  For purposes of the preceding sentence, a qualified performance criterion is any of the following determined (to the extent relevant) on either a consolidated or business-unit basis:  (i) return on equity; (ii) earnings per share; (iii) the Company's total shareholder return during the performance period compared to the total shareholder return of a generally recognized market reference (e.g., the S & P 500 or the S & P Financial Index); (iv) revenue growth; (v) market share; (vi) earnings; or (vii) revenue.  To the extent consistent with qualification of an exempt award under Section 162(m)(4)(C) of the Code and the regulations thereunder, the Committee may provide that performance goals be adjusted in order to eliminate the effect of extraordinary or other non-recurring events or changes in the Stock by reason of an event described in Section 8.6(a).

            6.6.       Supplemental Grants.

            In connection with any Award, the Committee may at the time such Award is made or at a later date, provide for and grant a cash award to the Participant ("Supplemental Grant") not to exceed an amount equal to (1) the amount of any Federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (2) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant's income tax liabilities arising from all payments under this Section 6.  Any payments under this subsection (b) will be made at the time the Participant incurs or is expected to incur Federal income tax liability with respect to the Award.

7.         EVENTS AFFECTING OUTSTANDING AWARDS

            7.1.       Death, Retirement or Disability.

            If the employment of an Employee Participant terminates by reason of death, retirement at or after the normal or early retirement age under any retirement plan or supplemental retirement agreement maintained by the Company or any subsidiary ("retirement"), or disability as determined (subject to such additional rules as the Committee may prescribe) in accordance with the long term disability plan of the Company and its subsidiaries covering the Participant or, if there is no such plan, in accordance with a determination of disability by the Social Security Administration ("disability"), the following will apply except as the Committee may otherwise determine:

            (a)         All Options and Stock Appreciation Rights held by the Participant or a transferee immediately prior to termination of employment by reason of retirement or disability, whether or not then exercisable, may be exercised by the Participant or such transferee, in accordance with the terms of the Option or SAR or on such accelerated basis as the Committee may determine, during the period that ends on the later of (i) one year after the date of such termination of employment, or (ii) one year after the Option or SAR, or the last installment of such Option or SAR if there is more than one, first becomes exercisable.  All Options and SARs held by the Participant or a transferee prior to termination of employment by reason of death, whether or not then exercisable, may be exercised by (i) the Participant’s executor or administrator or the person or persons to whom the Option or SAR is transferred by law or the applicable laws of descent and distribution, if the Option or SAR was held by the Participant at death, or (ii) by the Participant’s transferee, if the Option or SAR was held by such transferee at the Participant’s death, in either case during the period that ends one year after the date of death.  In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.

            (b)         In the case of termination of employment by reason of death or disability, all Restricted Stock held by the Participant immediately prior to such termination of employment shall be vested and the right to receive any payment or benefit under any Deferred Stock Award then held by the Participant shall be vested and accelerated.  In the case of termination of employment by reason of retirement, all Restricted Stock held by the Participant immediately prior to retirement must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 6.3(c) above and all of the Participant’s rights under any Deferred Stock Award, other than rights to any payment or benefit to which the Participant had become irrevocably entitled prior to retirement, will be forfeited.

            (c)         Any payment or benefit under Performance Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to termination of employment will be forfeited and the Award canceled as of the time of such termination of employment.

            7.2.       Other Termination of Service.

            Except as provided at Section 7.2(d) below, if a Participant who is an Employee ceases to be an Employee for any reason other than death, retirement, or disability (as defined at Section 7.1 above), or if there is a termination of the consulting, service or similar relationship in respect of which a non-Employee Participant was granted an Award hereunder (such termination of the employment or other relationship being hereinafter referred to as a "Status Change"), the following will apply except as the Committee may otherwise determine:

            (a)         All Options and Stock Appreciation Rights held by the Participant (or if the Option or Right was previously transferred, by the transferee) that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change.  Any Options or Rights that were exercisable immediately prior to the Status Change will continue to be exercisable for a period of three months, and shall thereupon terminate; provided, that if the Participant should die within such three-month period, the Option or Right shall be exercisable (to the extent it was exercisable immediately prior to death) for a period of one year following the Status Change.  In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.

            (b)         All Restricted Stock held by the Participant at the time of the Status Change must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 6.3(c) above.

            (c)         Any payment or benefit under a Deferred Stock Award, Performance Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to the Status Change will be forfeited and the Award canceled as of the date of such Status Change.

            (d)         For purposes of this Section 7.2, in the case of a Participant who is an Employee, a Status Change shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an Option in a transaction to which Section 424(a) of the Code applies.  Except as the Committee may otherwise determine, a Participant who ceases to be an Employee but in connection therewith continues to provide consulting or advisory services to the Company or its subsidiaries, or who ceases to be a consultant or advisor to the Company or its subsidiaries but in connection therewith becomes an Employee, will not be deemed to have suffered a Status Change until such time as he or she ceases to provide services to the Company and its subsidiaries in any of such capacities (whether as an Employee, consultant or advisor).  Except as the Committee may otherwise determine, if a subsidiary by which a Participant is employed or to which he or she is providing services ceases to be a subsidiary (by sale, disposition or otherwise), the Participant will thereupon be treated as having suffered a Status Change unless, in connection with such event, he or she continues to be employed by or continues otherwise to provide services to the Company or its continuing subsidiaries.

            7.3        Certain Corporate Transactions.

            Except as otherwise provided by the Committee at the time of grant, in the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company (a "covered transaction"), the following rules shall apply:

            (a)         Subject to paragraph (b) below, all outstanding Awards requiring exercise will cease to be exercisable, and all other Awards to the extent not fully vested (including Awards subject to conditions not yet satisfied or determined) will be forfeited except as required under Section 7.4 below, as of the effective time of the covered transaction, provided that the Committee may in its sole discretion (but subject to Section 7.4 below in the case of a covered transaction that constitutes a Change of Control), on or prior to the effective date of the covered transaction, (1) make any outstanding Option and Stock Appreciation Right exercisable in full, (2) remove the restrictions from any Restricted Stock, (3) cause the Company to make any payment and provide any benefit under any Deferred Stock Award, Performance Award or Supplemental Grant, and (4) remove any performance or other conditions or restrictions on any Award; or

            (b)         With respect to an outstanding Award held by a Participant who, following the covered transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in the covered transaction or an affiliate of such an entity, the Committee may at or prior to the effective time of the covered transaction, in its sole discretion and in lieu of the action described in paragraph (a) above, arrange to have such surviving or acquiring entity or affiliate assume any Award held by such Participant outstanding hereunder or grant a replacement award which, in the judgment of the Committee, is substantially equivalent to any Award being replaced.

             7.4.       Change of Control Provisions.

            (a)         Impact of Event.  Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

            (1)         Acceleration of Options and SARs; Effect on Other Awards.  All Options and SARs outstanding as of the date such Change of Control is determined to have occurred and which are not then exercisable shall (prior to application of the provisions of Section 7.3 above, in the case of a Change of Control that also constitutes a covered transaction) become exercisable to the full extent of the original grant, all shares of Restricted Stock which are not otherwise vested shall vest, and holders of Performance Awards granted hereunder as to which the relevant performance period has not ended as of the date such Change of Control is determined to have occurred shall be entitled at the time of such Change of Control to receive a cash payment per Performance Award equal to such amount, if any, as shall be specified in the Award.

            (2)         Restriction on Application of Plan Provisions Applicable in the Event of Termination of Employment.  After a Change of Control (but subject to Section 7.3 above), Options and SARs shall remain exercisable following a termination of employment or other service relationship (other than termination by reason of death, disability (as determined by the Company) or retirement) for seven (7) months following such termination or until expiration of the original terms of the Option or SAR, whichever period is shorter.

            (3)         Restriction on Amendment.  In connection with or following a Change of Control, neither the Committee nor the Board may impose additional conditions upon exercise or otherwise amend or restrict an Option, SAR, share of Restricted Stock, Deferred Stock Award or Performance Award, or amend the terms of the Plan in any manner adverse to the holder thereof, without the written consent of such holder.

            (b)         Definition of Change of Control.  For purposes of the Plan, a "Change of Control" shall mean the happening of any of the following events:

            (1)         An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following acquisitions of Outstanding Company

Common Stock and Outstanding Company Voting Securities:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 7.4; or

             (2)         Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to such effective date, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

            (3)         Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination"); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (4)         The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

8.         GENERAL PROVISIONS

            8.1.       Documentation of Awards.

            Awards will be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time.  Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

            8.2.       Rights as a Stockholder, Dividend Equivalents.

            Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, only upon the issuance of Stock.  However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the Participant's Award had such Stock been outstanding.  Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

            8.3.       Conditions on Delivery of Stock.

            The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restriction from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable Federal and state laws and regulation have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange or The NASDAQ National Market, until the shares to be delivered have been listed or authorized to be listed on such exchange or market upon official notice of notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel.  If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

            If an Award is exercised by the Participant's legal representative or transferee, the Company will be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

            8.4.       Tax Withholding.

            The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the "withholding requirements").

            In the case of an Award pursuant to which Stock may be delivered, the Committee will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock.  If and to the extent that such withholding is required, the Committee may permit the Participant or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement.  The Committee may make such share withholding mandatory with respect to any Award at the time such Award is made to a Participant.

            If in connection with the exercise of an ISO the Committee determines that the Company could be liable for withholding requirements with respect to the exercise or with respect to a disposition of the Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to provide for withholding under the preceding paragraph of this Section 8.4, if the Committee determines that a withholding responsibility may arise in connection with the exercise, (b) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code) of Stock received upon exercise, and (c) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

            8.5.       Nontransferability of Awards.

No ISO nor, except as the Committee may otherwise determine, any other Award (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution or exercised, during the Participant’s lifetime, other than by the Participant (or, in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).  The Committee in its discretion may permit transfers of Awards other than ISOs to other persons or entities.

            8.6.       Adjustments in the Event of Certain Transactions.

            (a)         In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under the first paragraph of Section 4 above and to the limits described in the second paragraph of Section 4 and in Section 6.5(c).

            (b)         In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.  The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan; provided, that adjustments pursuant to this sentence shall not be made to the extent it would cause any Award intended to be exempt under Section 162(m)(4)(C) to fail to be so exempt.

            (c)         In the case of ISOs or Awards intended to satisfy the performance-based remuneration exception under Section 162(m)(4)(C) of the Code, the adjustments described in (a) and (b) will be made only to the extent consistent with continued qualification of the option under Section 422 of the Code (in the case of an ISO) or Section 162(m) of the Code.

            8.7.       Employment Rights, Etc.

            Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any subsidiary as an Employee or otherwise, or affect in any way the right of the Company or subsidiary to terminate an employment, service or similar relationship at any time.  Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company to the Participant.

            8.8.       Noncompetition Restrictions, Etc.

            The Committee may provide in connection with any Award that the Participant's rights to enjoyment of the Award or to any cash or Stock deliverable under the Award be conditioned upon the Participant's agreeing not to compete with the Company and its subsidiaries, not to disclose confidential information, and not to solicit employees, advisors or business from the Company and its subsidiaries, the terms of any such agreement or undertaking to be determined by the Committee.

            8.9.       Deferral of Payments.

            The Committee may agree at any time, upon request of the Participant and subject to such rules as the Committee may determine, to defer the date on which any future payment under an Award will be made.

            8.10.     Special Terms for Non-U.S. Participants

            The Committee may establish special rules under the Plan (which may be, but need not be, consistent with the rules applicable to Participants and Awards generally) for Awards to Participants employed by or otherwise providing services to non-U.S. subsidiaries; provided, that no such special rules shall be established without the approval of the stockholders of the Company to the extent they would be ineffective without such stockholder approval if accomplished as an amendment to the Plan pursuant to Section 9.

9.         EFFECT, AMENDMENT AND TERMINATION

            Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company's right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Employees.

            The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under Section 422 of the Code or for the award of performance-based compensation under Section 162(m) of the Code, nor shall any such amendment adversely affect the rights of a holder of an Award without such holder's consent.